Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 812-9509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 812-9560	(212) 453-2442

THREE STUDIES EVALUATING ELECTROPHYSIOLOGICAL PROPERTIES OF

RANOLAZINE PRESENTED AT NASPE SCIENTIFIC SESSIONS

WASHINGTON, May 15, 2003—CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that ranolazine attenuated the proarrhythmic effects of ATX-II, a naturally occurring toxin, in three preclinical studies presented at the 24th Annual Scientific Sessions of the North American Society of Pacing and Electrophysiology (NASPE).

In these studies, single ventricular myocytes and isolated guinea pig heart models were used to observe the effects of ranolazine on the electrical activity of the heartbeat, in the presence of ATX-II. ATX-II elicits early afterdepolarizations (EADs) and ventricular tachycardia (VT) in these models by selective activation of the late sodium channel in the heart. In other preclinical studies, ranolazine has been shown to inhibit the late sodium channel. Abstracts presented were:

•	Ranolazine Suppresses Early After Depolarizations and Terminates Ventricular Tachycardia in a Model of Long QT3 Syndrome — Yejia Song, Lin Wu, John C. Shryock, Charles Antzelevitch, Luiz Belardinelli.

In this study, ranolazine (5 to 30 µM/L) significantly reduced ATX-II induced EADs and VT. Ranolazine (10 µM/L) also suppressed EADs induced by quinidine (2.5 µM/L), a known proarrhythmic agent.

•	Sodium Channel Dysfunction Predisposes Cardiac Myocytes to Potassium Channel Blocker-Induced Early After Depolarizations — Yejia Song, Lin Wu, John C. Shryock, Yuan Li, Charles Antzelevitch, Luiz Belardinelli.

According to recent published research, patients with a mutation in a gene affecting the late sodium channel in the heart can be at increased risk of a potentially fatal arrhythmia when they are exposed to drugs that also block an important potassium channel in the heart. ATX-II mimics the effects of this mutation in the late sodium channel.

In this study, in the presence of a low dose of ATX-II, two potassium channel blockers (E-4031 and chromanol 239B) significantly prolonged action potential duration and led to the induction of EADs and VT. When ranolazine (10 µM/L) was added, these proarrhythmic effects were attenuated.

•	Ranolazine Attenuates the Prolongation of Ventricular Monophasic Action Potential and Suppresses Ventricular Tachycardia Caused by Sea Anemone Toxin, ATX-II, in Guinea Pig Isolated Hearts — Lin Wu, Yejia Song, John C. Shryock, Yuan Li, Charles Antzelevitch, Luiz Belardinelli.

As observed in previous studies, ranolazine (5 to 30 µM/L) attenuated EADs caused by ATX-II. Additionally, in this study, ATX-II (up to 100 nM/L) failed to induce EADs and VT in the presence of ranolazine (5 µM/L).

Ranexa (TM) (ranolazine) is the first in a new class of compounds that partially inhibit fatty acid oxidation (pFOX). If approved by the U.S. Food and Drug Administration (FDA), Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 20 years.

None of CV Therapeutics’ products have been approved for marketing by the FDA or other foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranexa (ranolazine) is the first in a new class of compounds that partially inhibit fatty acid oxidation (pFOX). If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri (TM), an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. CVT disclaims any intent or obligation to update these forward-looking statements.